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                                                       EXHIBIT 10 (iii)A10

March 1, 1998


Patrick C. Mackey
11 Stony Point Road
Westport, Connecticut 06831


Dear Pat:

        The purpose of this letter agreement (the "Agreement") is to set forth the terms of your employment with Witco Corporation (the "Company").

1.      Effective Date.

        The "Effective Date" of this Agreement shall be March 1, 1998.

2.      Term of Employment.

        The Term of Employment (the "Term") shall be the period of time between the Effective Date and the date on which your employment with the Company is terminated by you or by the Company (the "Termination Date").

3.      Position, Reporting, Responsibilities.

        (a) Position, Reporting. You will be employed as the Company's Group Vice President, Polymer Chemicals (and in such other positions in the Company, its subsidiaries or affiliates as may later be determined), and will have the powers, responsibilities and authorities customarily associated with such position. You will report to me, Dr. E. Gary Cook, Chairman of the Board, Chief Executive Officer, and President, or to such other senior officer that I, in my discretion, determine.

        (b) Responsibilities. During the Term, you agree to devote your working time, on a full-time basis, to the performance of services for the Company and its subsidiaries and affiliates, and to perform such services faithfully and to the best of your ability. You further agree to abide by the terms of Witco's Conflict of Interest Policy and Code of Business Conduct. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from: (i) serving on the boards of directors of other companies, subject to my consent (or the consent of my successor), (ii) engaging in charitable and community affairs, and (iii) managing your own personal investments.

4.      Compensation.

        (a) Base Salary. Your base salary shall initially be established at $340,000 per year and shall be payable in substantially equal installments in accordance with the Company's payroll practices. Thereafter, your base salary is subject to adjustment in accordance with the Company's compensation practices in effect in the United States.

        (b) Bonus. Beginning in 1998, you will be eligible to participate in the Witco Corporation Officers' Annual Incentive Plan ("OAIP") in accordance with the terms of such Plan. Your "Target Percentage of Salary" (as defined in the OAIP) will be 50%.











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        (c) One-Time Signing Bonus. The Company will provide you with a one-time
Signing Bonus in the amount of $50,000, which will be paid to you no later than the Effective Date.

        (d) Equity-based Compensation. You will receive an option to purchase 25,000 shares of Witco Common Stock, par value $5, with an option price of $44.1875. This option will become exercisable with respect to 50% of the grant on December 2, 1998 and with respect to the remainder of the grant, the option is exercisable on December 2, 1999. Vesting of your option will not accelerate if your employment terminates for any reason (other than Change in Control, as defined in the Stock Incentive Plan) before the option is exercisable as described.

        From time to time the Organization and Compensation Committee of the Company's Board of Directors may in its complete discretion cause you to participate in other equity-based compensation programs.

        (e) Long Term Incentive Plan. You will be eligible to participate in the Company's Long Term Incentive Plan ("LTIP") for the 1998-2000 cycle. This is a rolling three year plan with Restricted Shares awarded at the end of a three year period assuming specific Corporate performance goals are met. Full details of this plan will be provided to you in a separate letter.

        (f) Shareholder Value Incentive Plan. Additionally, you will be eligible to participate in the Company's Shareholder Value Incentive Plan and you will be given 10,000 preferred shares under that plan, subject to approval of the Organization and Compensation Committee of the Board of Directors.

5.      Employee Benefits and Perquisites.

        During the Term, the Company will provide you with the following benefits and perquisites:

        (a) Medical, Dental, Life Insurance, Disability. The Company will provide you with medical, dental, life insurance and disability coverage on the same terms as provided to its other employees covered by U.S. benefit plans.

        (b) Supplemental Executive Retirement Plan. You will be designated a participant in the Company's Supplemental Executive Retirement Plan ("SERP") and will be eligible to retire and receive the retirement benefits described in the SERP at or after age 62 (subject to approval of the Board of Directors). In the event that you elect to retire at age 58 1/2, Witco shall pay to you the lump sum of (pound)283,096, grossed up in respect of any income taxes payable, as compensation for lost DuPont early retirement benefits.

        (c) Vacation. You will be eligible for five (5) weeks' paid vacation per year, which vacation may be taken at such times as you elect, with due regard to the needs of the Company. Additionally, you will receive two (2) paid floating holidays and ten (10) paid Company holidays in accordance with Company policy.

        (d) 1997 DuPont Incentive Compensation. The Company shall pay to you the difference, if any, between your anticipated 1997 DuPont Incentive Compensation of $135,000, and the amount of 1997 Incentive Compensation you actually receive from DuPont. Any such difference will be calculated so as to take account of any differential between combined federal and state/local tax imposed in the United States on the sum of $135,000, and any tax that would have been imposed on this sum overseas had you not relocated to the United States. Any such difference will be paid to you within fifteen (15) business days of Witco's receipt of documentation regarding your actual 1997 DuPont Incentive Compensation.











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        (e) Severance. In the event the Company terminates your employment, you will be eligible for the payments and benefits described in Section 6. Except as otherwise provided in Section 6, and notwithstanding the terms of any plan or program to the contrary, you will be ineligible for severance pay under any plan or program sponsored by the Company from time to time.

        (f) Travel Documents. The Company will provide you with (and, where applicable, assume related expenses in securing) all documents required for you to work in the United States.

        (g)  Housing.

               (i) Temporary Housing. Until the earlier of three (3) months following the Effective Date, or the date on which you relocate to long-term housing, the Company will reimburse you for the reasonable cost of renting temporary, furnished accommodations that are comparable to the accommodations an executive officer would inhabit in the United States.

               (ii) Long-Term Housing. In the event that you purchase a home in the Greenwich, Connecticut area during the Term, the Company will: (i) provide you with an interest-free loan of ten percent (10%) of the purchase price of the home, which loan will be secured by your mortgage on the home; and (ii) reimburse you in monthly installments during the Term for housing expenses up to $49,600 per year (grossed up in respect of any income taxes payable).

        (h) Company Car. The Company will provide you with a car for business and personal use throughout the Term in accordance with the Company's U.S. Car Policy. Additionally, with respect to the two cars you own overseas and are intending to sell, the Company will reimburse you for any reasonable difference between your actual sale price and the retail "book value" of these cars as of the date of sale.

        (i) Relocation Expenses. The Company will reimburse you for the reasonable cost of relocating household goods and personal effects from Switzerland to the United States, and for the reasonable cost of relocating household goods and personal effects from the United States to the location of your choice upon the termination of your employment with the Company.

        (j) Tax Counseling and Preparation Services. In accordance with applicable Company policy, the Company will arrange to have professional tax advisors (A) provide you with tax counseling services and (B) prepare your income tax returns in the United States and, if applicable, Switzerland. The fees for said services will be grossed up in respect of any income taxes payable.

        (k) Family Visits. The Company will reimburse you for the round trip cost of business class travel for you and your spouse to Europe from the United States twice per year. Additionally, the Company will reimburse you for the round trip cost of business class travel for your son, Peter Mackey, to the Greenwich, Connecticut area from the United Kingdom twice per year. The airfares for these family visits will be grossed up in respect of any income taxes payable.

        (l) Tuition Reimbursement. The Company will reimburse you for your son's tuition at the University of Edinburgh from October 1997 to the earlier of (i) June 2002, (ii) your son's graduation date; or (iii) your Termination Date. Reimbursement will be paid on an annual basis within fifteen (15) days after the Company receives proof of tuition payment. Your son's tuition will be grossed up in respect of any income taxes payable.











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6.      Termination of Employment.

        (a) Termination of Employment. At any time on or after the Effective Date, the Company shall have the right to terminate your employment, and you shall have the right to resign your employment with the Company for any reason or no stated reason.

        (b)  Termination without "Cause".

               (i) If your employment is terminated by the Company without Cause, you will be eligible to receive the following, provided you execute a Release in the form attached hereto as Exhibit A upon the termination of your employment:

                      (A) continuation of salary payments for two (2) years after the Termination Date, as if your employment had not terminated;

                      (B) relocation expenses as described in Section 5(i) of this Agreement.

                      (C) payment for any vacation days not taken in the year employment is terminated.

               The Company may, in its discretion, choose to accelerate all or a portion of the cash payments to be made pursuant to this Section and pay you such amount in one lump sum.

               (ii) For purposes of this Agreement, "Cause" shall mean (A) your gross misconduct in the performance of your duties with the Company, (B) your engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with your performance of duties for the Company, or (C) your commission of a felony. The determination as to whether "Cause" exists will be made by me, Dr. E. Gary Cook (or such other individual who may become your immediate supervisor). In the event that you are terminated for cause, you will be eligible to receive only those items specifically described in Section 6(b)(i)(B) and (C).

7.      Confidentiality.

        (a) Disclosure or Use of Confidential Information. During your employment and thereafter, you agree that you will not without the Company's consent, disclose or use for the benefit of any person other than the Company any Confidential Information. For this purpose, "Confidential Information" shall mean information relating to the products, services, business, personnel or commercial activities of the Company (and its subsidiaries, affiliates, and partners), which information is not generally known to the public and which either derives economic value (actual or potential) from not being generally known or has a character such that the Company has a legitimate interest in maintaining its secrecy. The term, "Confidential Information" shall include but not be restricted to, formulas, compilations, programs, devices, concepts, inventions (regardless of whether patentable), designs, methods, techniques, customer lists, pricing information, marketing and commercial strategies and future plans therefor, processes, data concepts, know-how, and unique combinations of separate items which individually may or may not be confidential. Information contained in documents may be considered Confidential Information regardless of whether the documents are marked with any proprietary notice or legend.

        (b) Procedure Upon Termination of Employment. Upon leaving the Company's employ, you agree you will not, without the Company's consent, take with you any Confidential Information including, without limitation, any (i) books, drawings, blueprints, specifications, memoranda, or documents or anything detailing











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any formulae or secret processes, (ii) sales lists, price books, customer data, customer lists, or any documents detailing the foregoing.

        (c) Remedies. You hereby acknowledge that money damages for any breach or threatened breach of Section 7 of this Agreement would be inadequate and therefore agree that the Company may be entitled to injunctive relief, in rights and remedies available; provided, however, that nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

8.      Governing Law; Severability.

        You agree that this Agreement shall be construed and interpreted in accordance with the laws of the State of Connecticut and the United States of America (without regard to any conflict of laws provisions). In the event it is determined that any provision of this Agreement is invalid or unenforceable under applicable law, you agree that this Agreement shall be deemed modified so as to be enforceable in accordance with its scope and intent.

9.      Arbitration; Jurisdiction.

        In the event of any dispute or controversy arising under or in connection with this Agreement you agree that the exclusive method for settling this dispute shall be by arbitration, conducted before an arbitrator in the State of Connecticut in accordance with the rules and procedures of J*A*M*S/Endispute. You further agree that judgment may be entered on the arbitrator's award in any court in the State of Connecticut and hereby consent to the jurisdiction of the Connecticut courts for purposes of enforcing any such award.

10.     Entire Agreement.

        This Agreement represents the entire agreement between you and the Company regarding your employment with the Company.

        Please indicate your acceptance of the terms of this Agreement by signing below and returning it to the Company.


                                     Very truly yours,


                                     /s/ E. Gary Cook

                                     E. Gary Cook
                                     Chairman of the Board,
                                     President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

PATRICK C. MACKEY



Signature:     /s/ Patrick C. Mackey
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Dated:         March 23, 1998




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